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                                                                     EXHIBIT 3.3

                             ARTICLES OF AMENDMENT
                                      FOR
                         COORDINATED HEALTHCARE, INC.

Pursuant to Florida Statutes, the following is submitted:

     1.  The name of this corporation is:

         COORDINATED HEATHCARE, INC. (the "Corporation").

     2. The Articles of Incorporation are amended by striking therefrom Article III, in its entirety, and inserting in place thereof the following:

                          ARTICLE III - CAPITAL STOCK
                          ---------------------------

     This Corporation is authorized to issue Common Stock. The number of shares of Common Stock authorized to be issued is twenty million (20,000,000) and shall have a par value of $.001 per share.

1.   Liquidation and Dividend Rights.
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          1.1   Liquidation Rights. In the event of any liquidation, dissolution
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or winding up of this Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to 100% of the assets of this Corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, such percentage to be divided pro rata among each of the holders of the shares of Common Stock according to the number of shares of Common Stock held by each such holder.

          1.2   Reorganization. A reorganization, consolidation or merger of
                --------------
this Corporation with or into any other corporation or corporations or other entity or entities, or a sale, conveyance, lease, transfer or other disposition of all or substantially all the properties and assets of this Corporation, or a sale or other transfer, in a single transaction or in a series of related transactions, of 50% or more of the outstanding shares of Common Stock of this Corporation, shall not be deemed a liquidation, dissolution or winding up of this Corporation for the purpose of this Article III.

          1.3   Valuation. Whenever the distribution provided for herein shall
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be paid in property other than cash; the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of this Corporation.

          1.4   Dividend Rights. The holders of the then outstanding Common
                ---------------
Stock shall be entitled to receive 100% of any dividends, when and as declared by the Board of Directors of this Corporation, and out of any funds and assets legally available therefore, such percentage to be divided pro rata among each of the holders of the Common Stock according to the number of shares of Common Stock held by each such holder. Such dividends may be

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payable quarterly or otherwise as the Board of Directors of this Corporation may from time to time determine.

2.   Voting Rights. Except as otherwise required by law, the rights of the
     -------------
holders of Common Stock to vote on any matters submitted to shareholders of this Corporation shall be as follows: each holder of shares of Common Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of this Corporation and shall be entitled to one (1) vote for each share of Common Stock held at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

3.   Creation of Class "A" Warrants and Reserving shares of Common Stock for
     -----------------------------------------------------------------------
Issuance upon Exercise of the Warrants.
--------------------------------------

     The Corporation hereby creates an issue of Class "A" Warrants, granting the right to purchase shares of Common Stock of the Corporation, as set forth herein and in the form of Class "A" Warrant adopted by the Board of Directors of the Corporation.

     The Corporation hereby authorizes the issuance of Class "A" Warrants, granting the right to a holder of Class "A" Warrants to purchase one (1) share of Common Stock of the Corporation for each Warrant held. The right of the holders of the Class "A" Warrants to purchase shares of Common Stock shall commence on the issuance of the Common Stock and shall expire on the 31st day of March, 1997.

     The Corporation shall have sufficient shares of Common Stock of the Corporation authorized. Said authorized Shares of Common Stock shall be reserved for the sale to holders of said Class "A" Warrants, or their assigns. Said reserved shares of Common Stock shall only be issued upon the exercise of said Warrants.

     The holders of the Warrants may exercise their Class "A" Warrants by remitting 1.00 per share of Common Stock desired. Shares of Common Stock of the Corporation are hereby appropriated, reserved, and irrevocably set aside until March 31, 1997, for the purpose of satisfying the rights of the bearers of said Warrants by the sale to them of said shares of Common Stock, in accordance with the terms and provisions thereof; and that as an when said Warrants are exercised by the bearers thereof, and the price for said shares of Common Stock are paid, as provided in said Warrants, the Corporation shall issue, out of said shares of Common Stock, certificates for shares of Common Stock, in satisfaction of said Warrants.

     The Articles of Incorporation are amended by adding Article VI, as follows:

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                         ARTICLE VI - INDEMNIFICATION
                         ----------------------------


     Except as may otherwise be provided in the Bylaws of this Corporation, this Corporation shall indemnify its Incorporators, Officers and Directors to the fullest extent permitted by law either now or hereafter in effect.

          The foregoing amendment was adopted by the members of the Board of Directors and the Stockholders present at the Special Joint Meeting of the Shareholders and Board of Directors, pursuant to Florida Statutes, on the 4th day of January, 1996.

     There are no other Stockholders or Directors entitled to vote on this Amendment.

     IN WITNESS WHEREOF, Thomas J. Taule, President and Director of the Corporation, Alfred Taule, Secretary and Director of the Corporation, Frederic
D. Giffords, Director of the Corporation and Mario S. Gonzalez, Director of the Corporation, have executed these Articles of Amemdment this 4th day of January, 1996.


                                        /s/ Thomas J. Taule
                                        ----------------------------------------
                                        Thomas J. Taule, President and Director

                                        /s/ Alfred Taule
                                        ----------------------------------------
                                        Alfred Taule, Secretary and Director

                                        /s/ Frederic D. Giffords
                                        ----------------------------------------
                                        Frederic D. Giffords, Director

                                        /s/ Mario S. Gonzalez
                                        ----------------------------------------
                                        Mario S. Gonzalez, Director


STATE OF FLORIDA    )
                    ) ss:
COUNTY OF DADE      )

     The foregoing Articles of Amendment was acknowledged before me the day and year last above written by Thomas J. Taule, President and Director of the Corporation, Alfred Taule, Secretary and Director of the Corporation, Frederic
D. Giffords, Director of the Corporation and Mario S. Gonzalez, Director of the Corporation, on behalf of the Corporation.


                                        /s/ [SIGNATURE ILLEGIBLE]^^
                                        ----------------------------------------
                                        Notary Public, State of Florida


My Commission expires:

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